Exhibit 99.1

CyrusOne Inc. Announces Public Offering of Common Stock

DALLAS — September 25, 2018 — CyrusOne Inc. (NASDAQ: CONE) (“CyrusOne”) announced today that it has commenced the public offering of 8,000,000 shares of its common stock, of which 5,500,000 shares will be offered directly by CyrusOne, and 2,500,000 shares will be offered, at the request of CyrusOne, by the Forward Purchaser (as defined below) or its affiliate in connection with the forward sale agreement described below.  CyrusOne will grant the underwriters an option to purchase up to 1,200,000 additional shares of its common stock in connection with the offering.

Morgan Stanley, Deutsche Bank Securities, RBC Capital Markets and TD Securities are acting as joint-bookrunners for the offering.

In connection with the offering of CyrusOne’s common stock, CyrusOne expects to enter into a forward sale agreement with Morgan Stanley (who is referred to in such capacity as the “Forward Purchaser”), with respect to 2,500,000 shares of CyrusOne’s common stock covered by the offering. The Forward Purchaser or its affiliate is expected to borrow from third parties and sell to the public through the underwriters 2,500,000 shares of CyrusOne’s common stock.

Pursuant to the terms of the forward sale agreement, and subject to CyrusOne’s right to elect cash or net share settlement under the forward sale agreement, CyrusOne intends to issue and sell, upon physical settlement of such forward sale agreement, 2,500,000 shares of its common stock to the Forward Purchaser in exchange for cash proceeds per share equal to the applicable forward sale price, which will initially be the public offering price, less underwriting discounts and commissions, and will be subject to certain adjustments as provided in the forward sale agreement. CyrusOne expects to physically settle the forward sale agreement in full and receive proceeds by September 15, 2019.

CyrusOne will receive proceeds from the sale of shares of its common stock offered by it in the offering, but will not initially receive any proceeds from the sale of shares of its common stock offered by the Forward Purchaser or its affiliate to the underwriters, except in certain circumstances described in the prospectus supplement relating to the offering.  CyrusOne intends to contribute the net proceeds from the sale and settlement of shares of its common stock in the offering and the forward sale agreement, respectively, to its operating partnership, CyrusOne LP (the “Operating Partnership”), in exchange for an equivalent number of newly issued common units of limited partnership interests in the Operating Partnership.

The Operating Partnership intends to use such proceeds to repay borrowings under the senior unsecured revolving credit facility, fund growth capital expenditures related to recently signed leases and for general corporate purposes, which may include funding future acquisitions, investments or capital expenditures.

The shares are being offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and accompanying prospectus. The preliminary prospectus supplement and accompanying prospectus related to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. A copy of the preliminary prospectus supplement and final prospectus supplement, when available, along with the accompanying prospectus related to the offering may be obtained by contacting Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department; Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005-2836, Attention: Prospectus Group, by calling (800) 503-4611 or by emailing prospectus.cpdg@db.com; RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York 10281-8098, or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com; or TD Securities (USA) LLC, 31 W. 52nd Street, 2nd Floor, New York, New York 10019, Attention: Equity Capital Markets, or by calling (212) 827-7392.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CyrusOne

CyrusOne (NASDAQ: CONE) is a high-growth real estate investment trust (REIT) specializing in highly reliable enterprise-class, carrier-neutral data center properties. CyrusOne provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for approximately 1,000 customers, including more than 200 Fortune 1000 companies.

Safe Harbor

This release contains forward-looking statements regarding future events and CyrusOne’s future results that are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which CyrusOne operates and the beliefs and assumptions of its management. Words such as “expects,” “anticipates,” “predicts,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of CyrusOne’s future financial performance, its anticipated growth and trends in its businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause CyrusOne’s actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this release and those discussed in other documents CyrusOne files with the SEC. More information on potential risks and uncertainties is available in CyrusOne’s recent filings with the SEC, including CyrusOne’s Form 10-K report, Form 10-Q reports, Form 8-K reports and its registration statement on Form S-3 (No. 333-211114). Actual results may differ materially and adversely from those expressed in any forward-looking statements. Forward-looking statements speak only as of the date first made.  CyrusOne undertakes no obligation to revise or update any forward-looking statements for any reason.

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CyrusOne Inc.

Investor Relations:

Michael Schafer

Vice President, Capital Markets & Investor Relations

972-350-0060

investorrelations@cyrusone.com